Exhibit 99.1

NEWS Contact: Erin Wolford (949) 524-4035 MediaRelations@chipotle.com
CHIPOTLE NAMES JASON KIDD CHIEF OPERATING OFFICER,
PRESIDENT AND CHIEF STRATEGY OFFICER JACK HARTUNG SETS RETIREMENT DATE

•Kidd brings over 25 years of operations and retail experience to the company’s Executive Committee
•Hartung to step down as an executive officer to become a senior advisor for the company effective June 1
NEWPORT BEACH, Calif., May 6, 2025 —Chipotle Mexican Grill (NYSE: CMG) today announced that it hired Jason Kidd as its chief operating officer, effective May 19. Kidd will be responsible for overseeing operations of Chipotle’s nearly 3,800 restaurants and will report directly to Chief Executive Officer Scott Boatwright, based in the company’s Newport Beach headquarters. Additionally, after nearly 25 years with the company, President and Chief Strategy Officer Jack Hartung will step down from his current role on June 1 and will remain with the company as a senior advisor through early March 2026.

Kidd joins Chipotle from Taco Bell, where he was the global chief operating officer. Prior to that, he held the role of president of Hearing Lab Technology, LLC. Before that, Kidd spent six years leading operations at 99 Cents Only Stores, most recently serving as president and chief operating officer. Additionally, he held roles of increasing responsibility across operations, merchandising, planning and supply chain at Sam’s Club for 20 years.

“Kidd brings proven accomplishments and a wealth of knowledge that will further support our 130,000 team members in our restaurants with delivering exceptional hospitality to our guests,” said Boatwright. “His vast operational experience at large scale multi-unit retail will bring a strong foundation and new strategic thinking to our executive team.”

“I am grateful for the opportunity to join Chipotle’s world-class leadership team and look forward to further enhancing experiences for our team members and guests,” stated Kidd. “Chipotle’s current efforts to build a guest obsessed culture and modernize the back of house are exciting, and I believe there’s tremendous growth ahead for this incredible brand.”

Hartung, who joined Chipotle in 2002 and has held various titles including chief financial and administrative officer, will become a senior advisor beginning next month prior to his 2026 retirement. He has spent the last nine months working alongside Boatwright and Chief Financial Officer Adam Rymer as they took on their new roles. The smooth transition is a testament to Chipotle’s strong talent bench and thoughtful succession planning, as the company continues to execute against its strategic plan.

Hartung stated: “I have tremendous confidence that we have the right leaders and strategies in place to drive value for our guests, employees and shareholders. During my time at Chipotle, we opened over 3,700 restaurants across seven countries, and I am confident there is a long runway ahead. It has been the honor of a lifetime to serve the company that created an entirely new category of dining and made real food accessible for all. I look forward to watching this great organization continue to Cultivate a Better World.”

“Jack’s contributions to Chipotle over nearly three decades are immeasurable, and I’m extremely grateful for his leadership, guidance and friendship,” said Boatwright. “Jack’s selfless decision to delay his retirement and aid the organization through our leadership transition will never be forgotten, and I extend my sincerest gratitude for the instrumental role he played in ensuring Chipotle always delivered on its purpose.”

As part of Hartung’s transition, Curt Garner, chief customer and technology officer, will expand his scope of responsibility to oversee supply chain as the president, chief strategy and technology officer. In conjunction, Chris Brandt, chief brand officer, will lead a cross-functional team to drive all menu and ingredient processes as president, chief brand officer.

About Chipotle
Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. There are nearly 3,800 restaurants as of March 31, 2025, in the United States, Canada, the United Kingdom, France, Germany, Kuwait, and United Arab Emirates and it is the only restaurant company of its size that owns and operates all its restaurants in North America and Europe. With over 130,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.